Exhibit 3.3

SERVICESOURCE INTERNATIONAL, LLC

Fifth Amended and Restated

Limited Liability Company Agreement

July 29, 2009

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Schedule A – Directors, Members, Capital Contributions and Shares
Schedule B – Cross-Reference Table for Definitions

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SERVICESOURCE INTERNATIONAL, LLC

Fifth Amended and Restated

Limited Liability Company Agreement

This limited liability company agreement (the “Agreement”) of ServiceSource International, LLC, formerly SSource Acquisition Company (the “LLC” or the “Company”), is entered into as of July 29, 2009, by and among the persons identified as Directors and Members on Schedule A attached hereto (such persons and their respective successors in office or in interests being hereinafter referred to individually as “Director” or “Member” or collectively as “Directors” or “Members”), as such Schedule may hereinafter be amended.

WHEREAS, the LLC was formed as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) on November 12, 2002 and a limited liability company agreement was entered into on November 12, 2002;

WHEREAS, the limited liability company agreement of the Company was first amended and restated on January 31, 2003, was amended on May 17, 2004, was amended and restated on December 2, 2004, was further amended on March 29, 2006, was amended and restated on January 9, 2007 and was amended and restated on December 19, 2008 (collectively, the “Prior Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board of Directors” or “Board”) and the Members now wish to further amend and restate and set out fully their respective rights, obligations and duties regarding the LLC and its affairs, assets, liabilities and the conduct of its business.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I. – Organization and Powers

1.01.    Organization. The LLC has been formed by the filing of its Certificate of Formation with the Delaware Secretary of State pursuant to the Act. The Certificate of Formation may be restated by the Directors as provided in the Act or amended by the Directors with respect to the address of the registered office of the LLC in Delaware and the name and address of its registered agent in Delaware or to make corrections required by the Act. Other additions to or amendments of the Certificate of Formation shall be authorized by the Members as provided in Section 2.03. The Certificate of Formation, as so amended from time to time, is referred to herein as the “Certificate.” The Board shall deliver a copy of the Certificate and any amendment thereto to any Member who so requests.

1.02.    Purposes and Powers. The principal business activity and purposes of the LLC shall initially be the ownership and operation of a business that provides outsourced marketing and sales of products and services, and consulting services with respect to marketing and sales of products and services, and any business related thereto or useful in connection therewith. However, the business and purposes of the LLC shall not be limited to its initial principal business activity and, unless the Board otherwise determines, it shall have authority to engage in any other lawful business, purpose or activity permitted by the Act, and it shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC.

1.03.    Principal Place of Business. The principal office and place of business of the LLC shall be 634 2nd Street, San Francisco, CA 94107. The name and address of the agent for service of process for the LLC in the state of Delaware is The Corporation Trust Company, Corporation Trust Center, 1201 Orange Street, Wilmington, Delaware 19801. The initial office of the Company in the State of Delaware and the name and address of the Company’s initial agent for service of process is: The Corporation Trust Company, c/o Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801. The Board may change the principal office, place of business and agent of process of the LLC at any time and may cause the LLC to establish other offices or places of business.

1.04.    Fiscal Year. Unless otherwise required under the Internal Revenue Code of 1986, as amended (the “Code”), the fiscal year of the LLC shall end on December 31 in each year or such other date as the Board may determine from time to time.

1.05.    Qualification in Other Jurisdictions. The Board shall cause the LLC to be qualified or registered under applicable laws of any jurisdiction in which the LLC transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation, the appointment of agents for service of process in such jurisdictions.

ARTICLE II. – Members

2.01.    Members. The Members of the LLC and their Share ownership are listed on Schedule A, with such addresses as are on record with the Company and as may be updated from time to time, and said schedule shall be amended from time to time by the Board to reflect the withdrawal of Members, the admission of additional Members, transfers of Shares or the issuance of additional Shares pursuant to this Agreement. The Members shall constitute a single class or group of members of the LLC for all purposes of the Act, unless otherwise explicitly provided herein. The Board will, upon written request, provide Members with the most recently amended Schedule A, which shall constitute the record list of the Members for all purposes of this Agreement. The Board shall have the authority to amend Schedule A without the consent of the Members to reflect any changes in the identity, Shares (as hereinafter defined) and Contributions (as hereinafter defined) of the Members and the identity of the Directors.

2.02.    Admission of New Members. Additional persons may be admitted to the LLC as Members upon such terms as are established by the Board. New Members shall be admitted at the time when all conditions to their admission have been satisfied, as determined by the Board, and their identity, Shares and Contributions (if any) under Article IX have been established by amendment of Schedule A.

2.03.    Meetings of Members.

(a)    Notice of Meetings. A written notice stating the place, date and hour of all meetings of Members shall be given by the Secretary or Assistant Secretary (or other person authorized by this Agreement or by law) not less than ten (10) nor more than fifty (50) days before the meeting to each Member entitled to vote thereat and to each Member who, under this Agreement is entitled to such notice, by delivering such notice to him or by mailing it, postage prepaid, and addressed to such Member at his address as it appears in the records of the LLC. Notice need not be given to a Member if action is taken under Section 2.03(e), if a written waiver of notice is executed before or after the meeting by such Member, if communication with such Member is unlawful, or if such Member attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

(b)    Quorum. The holders of a majority of all Voting Shares (as hereinafter defined) issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.

(c)    Voting and Proxies. For all purposes of this Agreement and under the Act, only the shares designated as Voting Shares under this Agreement (the “Voting Shares”) shall have the right to vote at a meeting or execute a written consent. Each Voting Share held of record according to the books of the LLC shall have one vote. Members may vote either in person or by written proxy, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies shall be filed with the Secretary or Assistant Secretary at the meeting, or at any adjournment thereof. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. The LLC shall not directly or indirectly vote any of its own Shares.

(d)    Action at Meeting. When a quorum is present, any matter before the meeting shall be decided by vote of the holders of a majority of the Voting Shares voting on such matter, except where a larger or different vote is required by law or by this Agreement.

(e)    Action without a Meeting. Notwithstanding anything contained in this Agreement to the contrary, any action required or permitted by law to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding Voting Shares, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Voting Shares were present and voted.

An electronic transmission (as defined in Section 15.01) consenting to an action to be taken and transmitted by a Member, or by a person or persons authorized to act for a Member, shall be deemed to be written, signed and dated for purposes of this section, provided that any such electronic transmission sets forth or is delivered with information from which the Company can determine (i) that the electronic transmission was transmitted by the Member or by a person or persons authorized to act for the Member and (ii) the date on which such Member or authorized person or persons transmitted such electronic transmission.

In the event that the Board shall have instructed the officers of the Company to solicit the vote or written consent of the Members of the Company, an electronic transmission of a Member written consent given pursuant to such solicitation may be delivered to the Secretary or the President of the Company or to a person designated by the Secretary or the President.

2.04.    Limitation of Liability of Members; Indemnity. Except as otherwise provided in the Act, no Member of the LLC shall be obligated personally for any debt, obligation or liability of the LLC or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member of the LLC. Except as otherwise provided in the Act, by law or expressly in this Agreement, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the LLC, and no Member shall be liable to the LLC or any other Member for acting in good faith reliance upon the provisions of this Agreement. No Member shall have any responsibility to restore any negative balance in its Capital Account (as defined in Article IX) or to contribute to or in respect of the liabilities or obligations of the LLC or to return distributions made by the LLC except as required by the Act or other applicable law. The LLC shall indemnify and hold harmless each of the Members acting on behalf of the LLC pursuant to the terms of this Agreement from and against any claim by any third party seeking monetary damages against such Member arising out of such Member’s performance of its duties in good faith consistent with the terms of this Agreement. Such indemnity shall continue unless and until a court of competent jurisdiction adjudicates that such conduct constituted gross negligence, willful misconduct or fraud of the Member. Notwithstanding the foregoing, no Member is authorized to act on behalf of the LLC except in accordance with an express resolution of the Board of Directors.

2.05.    Authority. Unless specifically authorized by the Board, no Member that is not a Director or officer of the LLC shall be an agent of the LLC or have any right, power or authority to act for or to bind the LLC or to undertake or assume any obligation or responsibility of the LLC or of any other Member.

2.06.    No Right to Withdraw. Except in connection with a transfer of all of a Member’s Shares in accordance with all applicable terms of this Agreement, no Member shall have any right to resign or withdraw from the LLC without the consent of the other Members or to receive any distribution or the repayment of his Contribution except as provided in Article XIII and Article XI upon dissolution and liquidation of the LLC.

2.07.    Rights to Information: Books and Records.

(a)    Members shall have the right to receive from the LLC upon request a copy of the Certificate and of this Agreement, as amended from time to time, and such other information regarding the LLC as is required by the Act, subject to reasonable conditions and standards established by the Board, as permitted by the Act, which may include, without limitation, withholding or restrictions on the use of confidential information.

(b)    The Board of Directors shall cause the LLC to keep true and correct books of account with respect to the operations of the LLC. Such books shall be maintained at the principal place of business of the LLC, or at such other place as the Board of Directors shall determine, and all Members shall have access to such books to the extent required by law. Such books shall be closed and balanced as of the last day of each year.

2.08.    No Appraisal Rights. No Member shall have any right to have his Shares appraised and paid out under the circumstances provided in Section 18-210 of the Act, or under any other circumstances.

2.09.    Preemptive Rights.

(a)    If the LLC authorizes the issuance or sale of any equity security, or any rights, options, warrants or convertible or exchangeable securities entitling the holders thereof to subscribe for or purchase or otherwise acquire any equity security (“Share Equivalents”), the LLC shall first offer to sell to each Member holding at least five percent (5%) of all outstanding Vested Shares of the Company (each a “Major Holder” and collectively, the “Major Holders”) a portion of such equity securities or Share Equivalents equal to (a) the number of Vested Shares (as hereinafter defined) and Share Equivalents not subject to any Contingencies (as defined below) (“Vested Share Equivalents”) directly owned and held by such Major Holder divided by (b) the total number of Vested Shares and Vested Share Equivalents directly owned and held by all Members, in each case calculated on an as-if-converted to Common Share basis. In order to accept an offer under this Section 2.09, each Major Holder must, within 10 days after receipt of written notice from the LLC describing in reasonable detail the equity securities or Share Equivalents being offered, the purchase price thereof, the payment terms and such holder’s percentage allotment, deliver a written notice accepting such offer.

(b)    If one or more Major Holders elect not to accept such offer for the full amount of securities which they are entitled to purchase pursuant to this Section 2.09, the other participating Major Holders shall have a right to purchase their pro rata share (based on Vested Shares and Vested Share Equivalents of such participating Major Holders) of any securities which were not so purchased, and such other Major Holders shall have an additional five (5) days from the date upon which they are notified of such opportunity in which to increase the number of securities offered hereunder to be purchased by them. During the 90 days following the expiration of such additional five day period, the LLC shall be entitled to sell any such shares or any such Share Equivalents which the Major Holders have not elected to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to such Major Holders. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 2.09 shall not apply to (i) the issuance of equity securities or options to purchase equity securities or Share Equivalents approved by the Board of Directors and issued in connection with: (a) grants to employees, directors, advisors, consultants or other service providers of the LLC pursuant to an equity incentive plan, unit purchase agreement or similar compensation arrangement adopted by the Board of Directors; (b) acquisitions, partnership arrangements or strategic alliances approved by the Board of Directors; (c) debt financings from banks, equipment lenders or other similar financial institutions approved by the Board of Directors; (d) any stock split, dividend or other similar action by the Company; or (e) a firm commitment underwritten offering of securities of the LLC or any successor registered under the Securities and Exchange Commission in which the per share price is at least $0.60 (as adjusted for stock splits, dividends, recapitalizations and the like after December 2, 2004) and gross proceeds to the LLC and the selling Members (before underwriting discounts, commissions and fees) of at least $10,000,000 (a “Qualified IPO”), (ii) any equity securities, Common Shares or Share Equivalents issued upon exercise of the options described in (i)(a) above and (iii) the issuance or sale of Common Shares pursuant to the Common Share Purchase Agreement dated December 8, 2006 between the Company and GA SS Holding LLC (“GA”) (the “GA Share Purchase Agreement”).

2.10.    [Intentionally Omitted]

2.11.    [Intentionally Omitted]

2.12.    [Intentionally Omitted]

ARTICLE III. – Capital Structure

3.01.    Classes of Shares.

(a)    Interests of Members in the net income and losses (as defined in Code Section 704 and the Treasury Regulations promulgated thereunder) of the LLC and the right of Members to distributions and allocations and a return of capital contributions and other amounts specified herein shall be evidenced by shares of interest in the LLC (“Shares”). There shall be one class of Shares, with the following voting and economic rights: “Common Shares” which will generally represent an ownership interest in the capital and profits of the LLC. The Common Shares shall be Voting Shares. The Common Shares shall be entitled to distributions in accordance with the provisions of Articles XI and XIII. There shall be 99,000,000 Common Shares authorized.

(b)    Subject to compliance with this Agreement, the Board of Directors may from time to time issue additional Common Shares (or options, warrants or other securities convertible into or exercisable for Common Shares) to existing Members or new Members and, may amend this Section 3.01, the provisions of Articles IX through XI and make other necessary conforming amendments to this Agreement to designate additional classes of Shares having different relative rights, powers and preferences, including without limitation, rights and powers that are superior and/or prior to those of the

Common Shares, or the right to vote as a separate class or group on specified matters. The LLC shall have the ability to issue fractional Shares.

(c) As of the date of this Agreement, awards of equity interests in the LLC may be made to officers, directors, employees, consultants and other service providers of the LLC or certain types of related entities pursuant to the terms of the ServiceSource International, LLC 2004 Omnibus Share Plan (the “2004 Plan”) and the ServiceSource International, LLC 2008 Share Award Plan (the “2008 Plan”). A total of 10,126,100 Common Shares have been reserved for issuance under the 2004 Plan and 10,000,000 Common Shares have been reserved for issuance under the 2008 Plan, or in each case such greater numbers as determined by resolution of the Board (collectively, the “Unvested Shares”). No further awards will be granted under the 2004 Plan, and the Common Shares otherwise returned to the 2004 Plan will become available for grant under the 2008 Plan.

(d) In accordance with the terms of the 2004 Plan and the 2008 Plan, the Unvested Shares may be issued pursuant to agreements, options or other arrangements (the “Equity Agreements”) pursuant to which such Common Shares are subject to vesting, forfeiture and/or repurchase conditions (the “Contingencies”). Except as otherwise provided in this Agreement, prior to the termination of the Contingencies, the Unvested Shares shall not be entitled to any rights under this Agreement to receive distributions or allocations of Net Profit and Net Loss, or to participate in the pre-emptive rights set forth in Section 2.09, the rights of first refusal set forth in Section 12.04 or any co-sale rights pursuant to Section 12.05. The issued Unvested Shares shall be considered outstanding for all other purposes of this Agreement, including with respect to voting. The portion of Common Shares not subject to the Contingencies shall be deemed “Vested Shares” for purposes of this Agreement. Upon the termination of the Contingencies in accordance with the terms of the Equity Agreements, the Unvested Shares shall vest and shall immediately be deemed Vested Shares for all purposes of this Agreement. Notwithstanding the foregoing, for the purposes of Section 2.09 and 12.04 of this Agreement, all of the Shares held by David Kennedy and by Michael Smerklo shall be deemed “Vested Shares” (also referred to herein as “Vested Common Shares”).

3.02.    Certificates. Unless the Board of Directors determines otherwise, the Shares need not be certificated.

3.03.    Transfers. Subject to any restrictions on transfer under this Agreement, Shares may be transferred on the books of the LLC by the delivery to the LLC or its transfer agent of a written assignment properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the LLC or its transfer agent may reasonably require.

3.04.    Record Holders. Except as may otherwise be required by law or by this Agreement, and subject to Section 3.01(d), the LLC shall be entitled to treat the record holder of Shares as shown on its books as the owner of such Shares for all purposes, including the payment of distributions and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such Shares, until such Shares have been transferred on the books of the LLC in accordance with the requirements of this Article III and in compliance with the transfer restrictions in Article XII of this Agreement. It shall be the duty of each Member to notify the LLC of any change of address of such Member from that set forth in the Company’s records.

3.05.    Record Date. Unless otherwise established by the Board of Directors, (a) the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (b) the record date for determining Members entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed, and (c) the record date for determining Members for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE IV. – [Intentionally Omitted]

ARTICLE V. – Directors

5.01.    Powers. The business of the LLC shall be managed by a Board of Directors who may exercise all the powers of the LLC except as otherwise provided by law or by this Agreement. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled. A Director shall be the equivalent of a “Manager” for all purposes under the Act.

5.02.    Election and Qualification.

(a)    Board of Directors. From and after the date of this Agreement, each Member shall vote or cause to be voted all Voting Shares, and all other voting securities of the LLC presently owned or hereafter acquired by such Member, or over which such Member has voting control, at any regular or special meeting of Members called for the purpose of filling positions on the Board of Directors, or to execute a written consent in lieu of such a meeting of Members for the purpose of filling positions on the Board of Directors, in favor of the following actions, and the LLC shall nominate for election to the Board of Directors the following individuals:

(i)    to fix the number of Directors up to a maximum of nine, which specific number of Directors shall be set by resolution of the Board of Directors;

(ii)    to cause and maintain the election to the Board of Directors of up to three Directors as follows: (A) one of whom shall be selected by GA (the “GA Director”); (B) one of whom shall be selected by Housatonic Equity Investors SBIC, L.P. and Housatonic Micro Fund SBIC, L.P. (the “Housatonic Director”); and (C) one of whom shall be selected by SSLLC Holdings, Inc. or its affiliates (the “Benchmark Director”); and

(iii)    to cause and maintain the election to the Board of Directors of the remaining Directors who shall be elected by the holders of a majority of the then outstanding Common Shares.

As of the date of this Fifth Amended and Restated Limited Liability Company Agreement, there shall be seven Directors. The Directors serving pursuant to subparagraph (ii) above shall be Barry Reynolds, as the Housatonic Director; Bruce Dunlevie, as the Benchmark Director; and Marc McMorris, as the GA Director, and the Directors serving pursuant to subparagraph (iii) above shall be Michael Smerklo, Russell James Ellis, James C. Madden V and Anthony Zingale.

(b)    Removal. In the event that the holders of a sufficient number of Voting Shares to select a Director pursuant to clause (ii) or (iii) of Section 5.02(a) request that the Director selected by such holders be removed (with or without cause), by written notice to the other holders of Voting Shares; then in each such case, such Director shall be removed and each Member hereby agrees to vote all Voting Shares, and all other voting securities of the LLC over which such Member has voting control to effect such removal or to consent in writing to effect such removal upon such request.

(c)    Vacancies. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal (with or without cause) of a Director, each Member will cause the Directors designated by it to vote for the individual designated to fill such vacancy by the Members that designated and/or approved (pursuant to Section 5.02(a) hereof) the Director whose death, disability, retirement, resignation or removal (with or without cause) resulted in such vacancy on the Board of Directors (in the manner set forth in Section 5.02(a) hereof).

(d)    Proxy. If any Member shall refuse to vote the Voting Shares, or other voting securities of the LLC held by it as provided in this Section 5.02 at any meeting of members of the LLC, or shall refuse to give its written consent in lieu of a meeting, thereupon, without further action by such Member, the Chief Executive Office of the LLC shall be, and hereby is, irrevocably constituted the attorney-in-fact and proxy of such Member for the purpose of voting, which such proxy shall be deemed coupled with an interest, and shall vote such Voting Shares, or other voting securities of the LLC at such meeting as provided in this Section 5.02 or give such consent, as the case may be. Each such Member further agrees to take such further action and execute such other instruments as may be necessary to effectuate the irrevocable proxy.

(e)    Committees. The Board of Directors may establish committees consisting of certain Directors and delegate to these committees such powers and authority as the Board of Directors deems necessary and advisable. At least one of the GA Director or James C. Madden V shall be a member of any such committee established by the Board of Directors.

5.03.    Powers and Duties of the Directors. Subject to compliance with this Agreement, the business and affairs of the LLC shall be conducted by or under the direction of the Directors, who shall have and may exercise on behalf of the LLC all of its rights, powers, duties and responsibilities under Section 1.02 or as provided by law. The Board of Directors shall function substantially in the same manner as a board of directors of a Delaware corporation, and all actions by the LLC that would require approval of a board of directors under Delaware law or for which it would be customary, using good practice, to obtain such approval, shall require the approval of the Board of Directors of the LLC. In addition, the following matters shall be decided by the Board of Directors: (i) designate one of the Members to serve as the “Tax Matters Partner” of the LLC for purposes of Section 6231(a)(7) of the Code and the Member so designated shall have the power to manage and represent the LLC in any administrative proceeding of the Internal Revenue Service; (ii) approve all income tax returns as final and the filing of such final tax returns; (iii) make or change any material tax election; (iv) settle or compromise any material audit, contest, assessment, claim, action, investigation or other proceeding regarding taxes or tax returns; (v) amend any tax return; (vi) change in any material respect any accounting method in respect of taxes, (vii) enter into any closing agreement or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; and (viii) calculate any adjustment to asset basis arising under Section 743 or Section 734 of the Code.

Any action taken by a Director, and the signature of a Director on any agreement, contract, instrument or other document on behalf of the LLC, shall with respect to any third party, be sufficient to bind the LLC and shall conclusively evidence the authority of the Director and the LLC with respect thereto.

5.04.    Reliance by Third Parties. Any person dealing with the LLC, the Board or any Member may rely upon a certificate signed by a Director as to (i) the identity of any Directors or Members; (ii) any factual matters relevant to the affairs of the LLC; (iii) the persons who are authorized to execute and deliver any document on behalf of the LLC; or (iv) any action taken or omitted by the LLC, the Board, the officers or any Member.

5.05.    Tenure. Except as otherwise provided by law or by this Agreement, Directors shall hold office until their successors are elected and qualified or until their earlier death, disability, resignation or removal. Any Director may resign by delivering his written resignation to the LLC. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5.06.    Meetings. Meetings of the Board of Directors may be held with due notice at such time, date and place as the Majority of Directors (as defined in Section 5.08), the Chairman or the Chief Executive Officer may from time to time determine. Meetings of the Board of Directors (as hereinafter defined) may be called, orally or in writing, by one (1) or more Directors or by the Chairman or the Chief Executive Officer, designating the time, date and place thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

5.07.    Notice of Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or any two directors.

Notice of the time and place of special meetings shall be:

(a)    delivered personally by hand, by courier or by telephone;

(b)    sent by United States first-class mail, postage prepaid;

(c)    sent by facsimile; or

(d)    sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting. Notice need not be given to any Director if a written waiver of notice is executed by him before or after the meeting, or if communication with such Director is unlawful.

5.08.    Quorum. At any meeting of the Board of Directors, a majority of Directors then in office a “Majority of Directors” shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice upon reaching a quorum.

5.09.    Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, a majority of Directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law or by this Agreement.

5.10.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed in writing or by electronic transmission (as defined in Section 15.01) by all of the Directors then in office and filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. The written consent shall be treated as a vote of the Board of Directors for all purposes.

5.11.    Limitation of Liability of Directors. To the maximum extent permitted by the Act or other applicable law, no Director shall be obligated personally for any debt, obligation or liability of the LLC or of any Member, whether arising in contract, tort or otherwise, solely by reason of being or acting as Director of the LLC. To the maximum extent permitted by the Act or other applicable law, no Director shall be personally liable to the LLC or to its Members (i) for acting in good faith reliance on the provisions of this Agreement, (ii) for acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the LLC or (iii) for breach of any fiduciary or other duty that does not involve acts or omissions not in good faith or which does not involve gross negligence or intentional misconduct.

5.12.    Reimbursements. The LLC shall reimburse the Directors for their reasonable expenses, including travel expenses, incurred in connection with their responsibilities on the Board of Directors including, without limitation, attending meetings of the Board of Directors or committees thereof.

ARTICLE VI. – Officers

6.01.    Enumeration. The LLC shall have such officers as are appointed from time to time by the Board of Directors. Without limiting the generality of the foregoing, the LLC may have a Chairman, a Chief Executive Officer, a President, a Chief Financial Officer and/or a Treasurer, a Secretary, and such other officers, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. In the absence of an appointment of a President in accordance with the terms hereof, the Chief Executive Officer of the LLC shall fill the role of President with such powers, duties and responsibilities of the President until such time that an individual is duly appointed as President. The officers as of the date of this Fourth Amended and Restated Limited Liability Agreement shall include, without limitation, Michael Smerklo who shall be Chairman and Chief Executive Officer.

6.02.    Election. The officers of the LLC may be elected from time to time by the Board of Directors.

6.03.    Qualification. No officer need be a Member or Director. Any two or more offices may be held by the same person.

6.04.    Tenure. Except as otherwise provided by the Act or by this Agreement, each of the officers of the LLC shall hold his office until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign by delivering his written resignation to the LLC, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

6.05.    Removal. The Board of Directors may remove any officer with or without cause by a vote of a Majority of Directors.

6.06.    Vacancies. Any vacancy in any office may be filled by the Board of Directors.

6.07.    Powers and Duties. Subject to this Agreement, each officer of the LLC shall have such duties and powers as are customarily incident to his office, and such duties and powers as may be designated from time to time by the Board of Directors.

ARTICLE VII. – Indemnification

7.01.    Indemnification of Directors and Officers. The LLC shall indemnify, to the maximum extent permitted by the Act or other applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the LLC to provide broader indemnification rights than the Act permitted the LLC to provide prior to such amendment):

(a)    Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the LLC) by reason of the fact that he is or was a Director or officer of the LLC, or is or was serving at the request of the LLC as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit, action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the LLC and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful. Notwithstanding the foregoing, the LLC shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding initiated by such person only if the initiation and continued prosecution of such action, suit or proceeding was authorized by the Board of Directors.

(b)    Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the LLC to procure a judgment in its favor by reason of the fact that he is or was a Director or officer of the LLC, or is or was serving at the request of the LLC as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the LLC and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the LLC unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a Director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Any such person may consult with legal or other professional counsel, and any actions taken by such person in good faith reliance on, and in accordance with, the opinion or advice of such counsel shall be deemed to be fully protected and justified and made in good faith.

7.02.    Indemnification of Employees and Agents. The Board of Directors, in its discretion, may authorize the LLC to indemnify:

(a)    Any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was an employee or agent of the LLC, or is or was serving at the request of the LLC as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the LLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the LLC and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)    Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the LLC to procure a judgment in its favor by reason of the fact that he is or was an employee or agent of the LLC, or is or was serving at the request of the LLC or the Employee Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the LLC and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the LLC unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.03.    Determination of Entitlement. Any indemnification hereunder (unless required by law or ordered by a court) shall be made by the LLC only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.01 or 7.02. The determination shall be made by (i) a majority vote of those Directors who are not involved in such Proceeding (the “Disinterested Directors”); (ii) by the Members; or (iii) if directed by a majority of Disinterested Directors, by independent legal counsel in a written opinion. However, if fewer than a majority of the Directors are Disinterested Directors, the determination shall be made by (i) 70% vote of a committee of one or more Disinterested Director(s) chosen by the Disinterested Director(s) at a regular or special meeting; (ii) by the Members; or (iii) by independent legal counsel in a written opinion.

7.04.    Advance Payments. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the LLC in advance of the final disposition of such action, suit or proceeding, only as authorized by the Board of Directors in the specific case (including by one or more Directors who may be parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the LLC as authorized in this Article VII.

7.05.    Non-Exclusive Nature of Indemnification. The indemnification provided herein shall not be deemed exclusive of any other rights to which any person, whether or not entitled to be indemnified hereunder, may be entitled under any statute, by-law, agreement, vote of Members or Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Each person who is or becomes a Director or officer as aforesaid shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article VII.

7.06.    Insurance. The LLC may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the LLC, or is or was serving at the request of the LLC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and, incurred by him in any such capacity, or arising out of his status as such, whether or not the LLC would have the power to indemnify him against such liability under the provisions of the Act (as presently in effect or hereafter amended) or this Agreement.

7.07.    No Duplicate Payments. The LLC’s indemnification under Section 7.01 or Section 7.02 of any person who is or was a Director, officer, employee or agent of the LLC, or is or was serving at the request of the LLC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such person receives as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the LLC, (ii) from such other corporation, partnership, joint venture, trust or other enterprise, or (iii) under any other applicable indemnification provision.

The Company acknowledges that a Director may have certain rights to indemnification and advancement of expenses provided by certain affiliates thereof (a “Secondary Indemnitor”). The Company agrees that, as between the Company and a Secondary Indemnitor, the Company is primarily responsible for amounts required or that may be indemnified or advanced under this Agreement and any obligation of a Secondary Indemnitor to provide indemnification or advancement for the same amounts is secondary to those Company obligations. The Company waives any right of contribution or subrogation against a Secondary Indemnitor with respect to the liabilities for which the Company is primarily responsible hereunder. In the event of any payment by the Secondary Indemnitor of amounts otherwise required to be indemnified or advanced by the Company under this Agreement, a Secondary Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of the Director for indemnification or advancement of expenses under this Agreement or, to the extent such subrogation is unavailable and contribution is found to be the applicable remedy, shall have a right of contribution with respect to the amounts paid. A Secondary Indemnitor is an express third-party beneficiary of the terms of this Agreement.

7.08.    Amendment. Any amendment, alteration or repeal of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

ARTICLE VIII. – Transactions with Interested Persons

Unless entered into in bad faith, no contract or transaction between the LLC and one or more of its Directors or Members, or between the LLC and any other corporation, partnership, association or other organization in which one or more of its Directors or Members have a financial interest or are partners, directors or officers, shall be voidable solely for this reason or solely because said Director or Member was present or participated in the authorization of such contract or transaction if the material facts as to the relationship or interest of said Director or Member and as to the contract or transaction were disclosed or known to the other Directors and the contract or transaction was authorized by the requisite Directors as provided in Article V. No Director or Member interested in such contract or transaction, because of such interest, shall be considered to be in breach of this Agreement or liable to the LLC, any Director or Member, or any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

ARTICLE IX. – Capital Accounts and Contributions

9.01.    Capital Accounts.

(a)    A capital account shall be maintained on the books of the LLC for each Member. The capital account of a Member as of any date shall equal the amount of the Member’s paid-in Contributions recorded on the books of the LLC, increased by (i) any additional cash contributions made by such Member, (ii) the Gross Asset Value (as defined in subparagraph (b) herein of any asset contributed by such Member to the LLC (as determined immediately prior to such contribution), (iii) the Member’s distributive share of LLC profits and income (including tax exempt income), (iv) the Member’s share of any increase in the basis of LLC assets pursuant to Section 50(c) of the Code, and (v) the amount of any LLC liabilities that are assumed by such Member or that are secured by any LLC properties distributed to such Member; and decreased by (i) such Member’s distributive share of LLC losses and deductions, (ii) cash distributed by the LLC to such Member, (iii) the Gross Asset Value of any LLC property distributed to such Member (as determined immediately prior to such distribution), (iv) the amount of any liabilities of such Member that are assumed by the LLC or are secured by any properties contributed by such Member to the LLC, (v) the Member’s share of expenditures of the LLC not deductible in computing its taxable income (such as syndication expenses, if any) and (vi) the Member’s share of reductions in the basis of LLC assets not otherwise taken into account (such as the reduction in basis provided by Section 50(c) of the Code). The capital accounts of all Members shall also be increased or decreased immediately prior to any Adjustment Date (as defined in subparagraph (c)) to reflect the aggregate net increase or decrease in Gross Asset Values made pursuant to subparagraph (b) (ii) as if the upward or downward change in the Gross Asset Value arising from such adjustment had been income or loss, respectively, and allocated among the Members pursuant to Article X. For the purpose of computing the amount of income and deductions to be reflected in a capital account, tax-exempt income shall be computed as though it were taxable, and expenditures which are not deductible or capitalized shall be computed as if they were deductible and these amounts shall be allocated pursuant to Article X as if they were profits or losses.

(b)    Gross Asset Value. For purposes of determining and maintaining the Members’ capital accounts, the term “Gross Asset Value” means, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:

(i)    The initial Gross Asset Value of any asset contributed to the LLC by a Member shall be the gross fair market value of such asset, as determined by the LLC and the Member or Members making such contribution;

(ii)    The Gross Asset Values of all LLC assets shall be adjusted to equal their respective gross fair market values, as determined by the LLC as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution (including, without limitation, upon the exercise of an option or warrant, and upon exercise of conversion rights under a convertible debt or convertible Share), provided that the Board may also adjust Gross Asset Values upon the issuance of an interest in the Company for no Capital Contribution if the Board determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of Company assets (other than cash) as consideration for all or part of its Units unless the Board determines that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company, and (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1 (b)(2)(ii)(g);

(iii)    The Gross Asset Value of a Company asset distributed to any Member shall be the fair market value of such Company asset as of the date of distribution thereof;

(iv)    The Gross Asset Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); and

(v)    If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (i) or (ii) of this Section 9.01(b), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing book profits and losses.

(c)    Adjustment Date. The term “Adjustment Date” means the date of any event specified in paragraph 9.01(b)(ii) if the Board determines that the Gross Asset Values of LLC property must be adjusted as the result of such event, provided that the transactions contemplated by the GA Share Purchase Agreement shall constitute an event that requires the adjustment of the Gross Asset Values of LLC Property equal to their respective gross fair market values.

9.02.    Contributions, Generally. All contributions to the capital of the LLC (each a “Contribution”) shall be set forth on Schedule A, as amended from time to time. Except as set forth on Schedule A, no Member or Director shall be entitled or required to make any contribution to the capital of the LLC; however, the LLC may borrow from its Members as well as from banks or other lending institutions to finance its working capital or the acquisition of assets upon such terms and conditions as shall be approved by the Board, and any borrowing from Members shall not be considered Contributions or reflected in their Capital Accounts. The value of all non-cash Contributions made by Members shall be set forth on Schedule A. No Member shall be entitled to any interest or compensation with respect to his Contribution or any services rendered on behalf of the LLC except as specifically provided in this Agreement or approved by the Board. No Member shall have any liability for the repayment of the Contribution of any other Member and each Member shall look only to the assets to the LLC for return of his Contribution.

9.03.    Contributions.

(a)    Each Member has made the Contributions specified on Schedule A and holds an interest in the LLC represented by the Shares set forth opposite the Member’s name on Schedule A.

ARTICLE X. – Allocations

10.01.    Allocations of Net Profit and Net Loss.

(a)    In General. After applying Sections 10.01(b) and 10.03, the Company’s Net Profit and Net Loss for any LLC fiscal year or fiscal period shall be allocated among the Members in such a manner that, as of the end of such fiscal year or fiscal period and to the extent possible with respect to each Member, the sum of (i) such Member’s capital account, (ii) such Member’s share of LLC Minimum

Gain (as defined below), and (iii) such Member’s “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations Section 1.704-2(i)(3)), shall be equal to the amount that would be distributed to such Member under this Agreement if the Company were to (a) liquidate the assets of the Company for an amount equal to the Gross Asset Value of such assets as of the end of such fiscal year or fiscal period and (b) distribute the proceeds in liquidation in accordance with Section 11.01 of this Agreement. For purposes of this Section 10.01, the amount deemed distributable to a Member in such hypothetical liquidation shall be calculated by ignoring the existence of any Shares that are unvested as of the date of such allocation, provided that, the Board may, in its sole discretion, treat Shares as Vested as of any such date if Board determines, in its sole discretion, that the vesting event with respect to such Shares is likely to occur within the next fiscal year.

(i)    For purposes of this Agreement, “Accounting Period” shall be (1) the LLC’s fiscal year if there are no Adjustment Dates or changes in the Members’ respective interests in Company income, gain, loss or deductions during such fiscal year except on the first day thereof or (ii) any other period beginning on the first day of the LLC’s fiscal year, or any other day during a fiscal year upon which occurs an Adjustment Date or a change in such respective interests, and ending on the last day of a fiscal year, or on the day preceding an earlier day upon which any Adjustment Date or change in such respective interests shall occur.

(ii)    For purposes of this Agreement, “Net Profit” and “Net Loss” mean, for each Accounting Period or other period, an amount equal to the LLC’s taxable income or loss for such Accounting Period or other period, determined in accordance with Section 703(a) of the Code, which for this purpose shall include all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code, with the following adjustments:

(A)    Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or subtracted from such taxable loss;

(B)    Any expenditures of the LLC described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition, shall be subtracted from such taxable income or added to such taxable loss;

(C)    If the Gross Asset Value of any LLC property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) (in connection with a distribution of such property) or (f) (in connection with a revaluation of capital accounts), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property for purposes of computing Net Profit or Net Loss;

(D)    Gain or loss resulting from the disposition of LLC property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such LLC property may differ from its Gross Asset Value; and

(E)    With respect to LLC property having a Gross Asset Value that differs from its adjusted basis for tax purposes, in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation, amortization and cost recovery deductions computed by reference to the property’s Gross Asset Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(b)    Regulatory Allocations. Notwithstanding the allocations set forth in Section 10.01(a), Net Profit, Net Loss and items thereof shall be allocated to the Members in the manner and to the extent required by the Treasury Regulations under Section 704(b) of the Code, including without limitation, the provisions thereof dealing with minimum gain chargebacks, partner minimum gain chargebacks, qualified income offsets, partnership nonrecourse deductions, partner nonrecourse deductions, and the provisions dealing with deficit capital accounts in Treasury Regulations Sections 1.704-2(g)(1), 1.704-2(i)(5), and 1.704-1(b)(2)(ii)(d), all as determined by the Board of Directors.

10.02.    Allocations of Taxable Income and Loss. Except as otherwise provided in this Section 10.02, the taxable income or loss of the Company (and items thereof) shall be allocated among the Members in proportion to and in the same manner as Net Profit, Net Loss and separate items of income, gain, loss and deduction (excluding items for which there are no related tax items) are allocated among the Members for capital account purposes pursuant to the provisions of Section 10.01. Except as otherwise provided in this Section 10.02, the allocable share of a Member for tax purposes in each specified item of income, gain, deduction and loss of the Company comprising Net Profit, Net Loss or an item allocated pursuant to Section 10.01 shall be the same as such Member’s allocable share of Net Profit, Net Loss or the corresponding item for the applicable period. The items of income, gain, deduction and loss for tax purposes allocated to the Members pursuant to this Section 10.02 shall not be reflected in the Members’ capital accounts. Except to the extent otherwise provided herein, any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intent of this Agreement and is consistent with the economic arrangement among the Members.

10.03.    Section 704(c) Allocations. Notwithstanding any provision of this Agreement to the contrary, in accordance with Section 704(c) of the Code and Treasury Regulations Section 1 .704- 1(b)(1)(vi), income, gain, loss and deduction with respect to any property contributed to the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property and its initial Gross Asset Value. Similar principles shall apply with respect to property held by the LLC at the time the value of LLC property is adjusted for capital account purposes pursuant to this Agreement, in order to properly account for unrealized gain or loss with respect to such property.

10.04.    Election Under Section 754 of the Code. The Company has in effect a valid election under Section 754 of the Code and shall not revoke such election.

ARTICLE XI. – Distributions

11.01.    Distribution of LLC Funds, Generally. Within ninety (90) days after the end of each fiscal year, other than the year in which the LLC liquidates, the Board shall cause the LLC to make the distributions required by Section 11.02, to the extent that funds are legally available therefor. All other funds and assets of the LLC which are determined by the Board, in its sole discretion, to be available for distribution (including upon liquidation pursuant to Section 13.02) shall be distributed to all of the Members pro rata in proportion to the number of Vested Shares held by each. No Member shall be entitled to any distribution or payment with respect to his interest in the LLC except as set forth in this Agreement. Distributions may be limited and repayable as provided in the Act.

11.02.    Tax Distributions.

(a)    With respect to each fiscal year and within 90 days after the end of such fiscal year, the LLC shall distribute to the Members an aggregate amount (a “Tax Distribution”) equal to the sum of (i) the product of their allocable share of the LLC’s taxable income for such fiscal year, multiplied by an assumed tax rate equal to the sum of the highest marginal federal, state and local income tax rates applicable to the individual Member resident in the State with the highest marginal State individual income tax rate, plus (ii) the penalties, interest and additions to tax, if any, that could be imposed on the Members as a result of their receipt of a Tax Distribution later than the date estimated or actual tax payments are due for any quarter of a fiscal year (such penalties, interest and additions to tax to be estimated by the Chief Financial Officer after consultation with the LLC’s tax advisors, based on the assumptions set forth in clause (i) of this sentence); provided that such allocable share shall be determined without taking into account any adjustment to asset basis that arises under Section 743 of the Code as a result of the issuance or sale of Common Shares pursuant to the GA Share Purchase Agreement or the sale or transfer of Common Shares among Members as in each instance approved by the Board of Directors (an “Approved Member Transfer”).

(b)    The Board of Directors may cause the LLC to distribute such aggregate amount in a lump sum or in installments, at such time or times as it deems appropriate in its discretion, including, without limitation, in quarterly installments during any fiscal year, or after the end of a fiscal year. The Board of Directors may estimate the appropriate amount of any such distribution. All Tax Distributions shall be made to the Members in proportion to their allocable share of the LLC’s taxable income as determined under Section 11.02(a) (or expected to be allocated) to them for the applicable fiscal year. In the event any Member receives aggregate Tax Distributions for a particular fiscal year that exceed such Member’s proportionate entitlement to Tax Distributions for such fiscal year (based on such Member’s allocable share of taxable income for such fiscal year), the Board of Directors shall correct such overage in the manner it deems most appropriate, including, without limitation, by deducting such excess from future Tax Distributions to which such Member may be entitled, or by requiring repayment of such excess by such Member.

(c)    Notwithstanding anything in this Agreement to the contrary, a Member who is allocated net taxable income for 2006 or any other tax year, as the case may be, and who sells Shares pursuant to the GA Share Purchase Agreement or an Approved Member Transfer shall receive a full Tax Distribution for 2006 or any other tax year, as the case may be, as calculated pursuant to paragraph (a) above with respect to all of such 2006 or any other tax year, as the case may be, net taxable income allocated to such Member, notwithstanding that such Member has sold some or all of its Shares prior to the date such Tax Distribution is made.

(d)    For the avoidance of doubt, Tax Distributions shall not reduce or count against other distributions to which Members are entitled pursuant to this Agreement.

11.03.    No Limitation. The provisions of this Article XI shall not be construed to limit the power and authority of the Board of Directors to issue additional Shares pursuant to Section 3.01, and subject to compliance with Article IV, and to admit additional Members pursuant to Section 2.02 hereof, which issuance and/or admission may require the amendment or modification of some or all of the provisions of Section 3.01 and this Article XI.

ARTICLE XII. – Transfers of Interests

12.01.    General Restrictions on Transfer. No Member may give, sell, assign, transfer, exchange, pledge or grant a security interest in or otherwise dispose of any Shares (each such activity a “Transfer”) except as provided in this Article XII.

The LLC and its Directors and Members shall be entitled to treat the record owner of Shares as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until, subject to compliance with this Article XII, such time as a written assignment of such shares has been received and accepted by the Board and recorded on the books of the LLC. The Board may refuse to accept and record an assignment until the end of the next successive quarterly accounting period of the LLC.

12.02.    Permitted Transfers. The following Transfers shall be permitted without compliance with Section 12.04 or Section 12.05, but shall be subject to the requirements of Section 12.03 hereof:

(a)    All but not less than all of a Member’s Shares may be transferred from time to time in connection with any proceeding under the federal bankruptcy laws or any applicable federal or state laws relating to bankruptcy, insolvency, or the relief of debtors and subject to the requirements and provisions thereof.

(b)    All but not less than all of a Member’s Shares may be transferred from time to time to (i) the successor to such Member by way of merger, consolidation, or sale of all or substantially all of such Member’s assets, or (ii) an Affiliate of a Member. For purposes of this paragraph, an “Affiliate” is any person or entity that, directly or indirectly, controls or is controlled by, or is under common control with, such Member, or is a spouse, parent, sibling or lineal descendant of a Member. For the purpose of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any entity, means ownership of 50% or more of the voting securities of such entity.

(c)    All or any portion of a Member’s Shares may be transferred from time to time to an entity formed for estate planning purposes for the benefit of a spouse, parent, sibling or lineal descendant of a Member.

12.03.    Requirements for Transfer. Every Transfer permitted hereunder, including Transfers permitted by Section 12.02, shall be subject to the following requirements:

(a)    The transferee shall establish to the reasonable satisfaction of the Board that the proposed Transfer will not cause or result in a breach of any agreement binding upon the LLC or any violation of law, including without limitation, federal or state securities laws, and that the proposed Transfer would not cause (i) the LLC to be an investment company as defined in the Investment Company Act of 1940, as amended or (ii) the registration of the LLC’s securities under federal securities laws;

(b)    The transferee shall establish to the reasonable satisfaction of the Board that the proposed Transfer would not (i) adversely affect the classification of the LLC as a partnership for federal or state tax purposes, (ii) cause the LLC to fail to qualify for any applicable regulatory safe harbor from treatment as a publicly traded partnership treated as a corporation under Code Section 7704, or (iii) have a substantial adverse effect with respect to federal income taxes payable by the LLC or Members holding a majority-in-interest of the Shares; and

(c)    The transferee shall execute a counterpart of this Agreement and such other documents or instruments as may be reasonably required by the Board to reflect the provisions hereof, and the transferred Shares shall continue to be subject to all restrictions under this Agreement.

(d)    Each certificate, if any such certificates are issued, representing Shares shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE GIFTED, ASSIGNED, TRANSFERRED, EXCHANGED, PLEDGED, SUBJECTED TO A SECURITY INTEREST OR OTHERWISE DISPOSED OF UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RESTRICTIONS SET FORTH IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED AND/OR RESTATED FROM TIME TO TIME, ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND MEMBERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS ARE BINDING ON TRANSFEREES OF THESE SECURITIES.

Until the foregoing requirements are met, the LLC need not recognize the transferee for any purpose under this Agreement, and the transferee shall be entitled only to the rights of a transferee who is not a Member under the Act.

12.04.    Right of First Refusal.

(a)    Mr. Smerklo and any other officer of the LLC who holds Shares may Transfer such Shares subject to the requirements of Section 12.03, if such person (the “Offeree”) receives a written offer (an “Offer”) made in good faith by a third party (the “Offeror”) to purchase such person’s Shares for cash or cash equivalents, notes or other readily marketable funds or securities, and the Offeree gives the LLC (and the ROFR Member (as defined below) in the event the LLC does not exercise its option under Section 12.04(b)) a right of first refusal to purchase such Shares on the same terms and conditions as are stated in the Offer, as provided herein. The Offer shall be bona fide, shall be the result of arms-length negotiations between the Offeree and the Offeror and shall set forth the name of the Offeror, the Shares to be transferred, the price and other terms of the Offer and any other relevant material information available regarding the proposed Transfer. The Offeree shall deliver copies of the Offer to the Board of Directors and the ROFR Member (the “Offer Notice”).

(b)    The LLC shall have an option (exercisable by a Majority of Directors) to acquire all or any part of the Shares being offered at the price, terms and conditions set forth in the Offer Notice. The LLC shall have thirty (30) days from receipt of the Offer Notice by the LLC in which to notify the Offeree of its election to purchase all or a portion of the Shares being offered.

(c)    In the event the LLC does not elect to purchase all of the Shares in accordance with the terms of Section 12.04(b) above, the Offeree shall deliver notice to Michael Smerklo, so long as he is a Member of the LLC (the “ROFR Member”), (i) that the LLC has not elected to exercise its right of first refusal with respect to all or a portion of Shares proposed to be sold and (ii) offering to sell all or such portion, as the case may be, not so elected to be purchased by the LLC pursuant to Section 12.04(b), of the Shares proposed to be sold. The ROFR Member shall first have the right, exercisable upon written notice to the Offeree within thirty (30) days after the ROFR Member has received the notice from the Offeree to purchase all or a portion of the Shares not so elected to be purchased by the LLC pursuant to Section 12.04(b).

(d)    The closing of the purchase by the LLC and/or the ROFR Member shall take place on a date not less than ten (10) days nor more than thirty (30) days after the election to purchase has been made, as specified by the LLC and/or the purchasing ROFR Member. Payment of the purchase price shall be made by check or by wire transfer to a bank account or, if the consideration constitutes notes or other readily marketable funds or securities, the valid issuance or transfer of such securities to such Offeree, in each case as designated in writing by the Offeree.

(e)    If Shares of the Offeree are not purchased by the LLC or the ROFR Member as provided herein, the Offeree may sell such Shares to the Offeror upon the terms and conditions set forth in the Offer Notice (or other terms and conditions no more favorable to the Offeror), provided that (i) such sale is concluded within sixty (60) days after the expiration of the period in which the LLC and Members may elect to purchase and exercise the co-sale rights set forth in Section 12.05, and (ii) the Offeror complies with all of the provisions of Section 12.03. If such sale is not concluded during such sixty (60) day period, the Offeree may not transfer such Shares unless such Offeree again complies with the provisions of this Section 12.04.

(f)    Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 12.04 and Section 12.05 shall not apply to any Offer made by the Company in connection with an Approved Member Transfer or the transactions contemplated under the GA Share Purchase Agreement, including without limitation, the Offer as defined therein.

12.05.    Right of Co-Sale.

(a)    In the event that the right of first refusal set forth in Section 12.04 is not exercised with respect to all or part of the Shares proposed to be sold by any Offeree in a transaction to which Section 12.04 applies, such Offeree may Transfer such Shares only pursuant to and in accordance with the following provisions of this Section 12.05.

(i)    each of the Major Holders shall have the right to participate in the Offer on the terms and conditions herein stated, which right shall be exercisable upon written notice to the Offeree within thirty (30) days after such Major Holders receive notice from the Offeree that the LLC and the ROFR Member have not elected to exercise the right of first refusal with respect to all of the Shares proposed to be sold (the “Co-Sale Option”), which notice shall contain (i) the number of Shares that the Offeror proposes to acquire from the Offeree, (ii) the name and address of the Offeror, (iii) the proposed purchase price, terms of payment and other material terms and conditions of such proposed transfer, and (iv) an offer by the Offeror to purchase, upon the purchase by the Offeror of any Shares owned by the Offeree and for the same consideration per Share (subject to subsection (d)), the number of Vested Shares of each Major Holder holding Vested Shares determined pursuant to paragraph (ii) below.

(ii)    Each of the Major Holders shall have the right to sell a portion of its Vested Shares pursuant to the Offer which is equal to or less than the product obtained by multiplying (x) the total number of Shares subject to the Offer by (y) a fraction, the numerator of which is the total number of Vested Shares owned by such Major Holder on the date of the Offer Notice, and the denominator of which is the total number of Vested Shares then held by all Members holding Vested Shares on the date of the Offer Notice. To the extent one or more Major Holders elect not to sell, or fail to exercise their right to sell, the full amount of such Shares which they are entitled to sell pursuant to this Section 12.05(a), the rights of the other Major Holders holding Vested Shares to sell Shares shall be increased proportionately and such other Major Holders shall have an additional five (5) days from the date upon which they are notified of such election or failure to exercise in which to increase the number of Shares to be sold by them hereunder.

(b)    Within ten (10) days after the date by which the Major Holders were first required to notify the Offeree of their intent to participate, the Offeree shall notify each participating Major Holder of the number of Shares held by such Major Holder that will be included in the sale and the date on which the Offer will be consummated, which shall be no later than the later of (i) thirty (30) days after the date by which the Major Holders were required to notify the Offeree of their intent to participate and (ii) ten (10) days after the satisfaction of any governmental approval or filing requirements, if any.

(c)    Each of the participating Major Holders may effect his participation in any Offer hereunder by delivery to the Offeror or to the Offeree for delivery to the Offeror of one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell therein, together with executed copies of any purchase agreement or related documents that (i) accompanied the original Offer Notice or notice of Preferred Co-Sale Option, as the case may be, and (ii) are also executed by the Offeree. At the time of consummation of the Offer, the Offeror shall remit directly to each Major Holder that portion of the sale proceeds to which such Major Holder is entitled by reason of his participation therein.

(d)    In the event that the Offer is not consummated within the period required by subsection (c) hereof or the Offeror fails timely to remit to each Major Holder his portion of the sale proceeds, the Offer shall be deemed to lapse, and any Transfers of Shares pursuant to such Offer shall be deemed to be in violation of the provisions of this Agreement unless the Offeree once again complies with the provisions of Section 12.04 and this Section 12.05 hereof with respect to such Offer.

(e)    All Shares held by Affiliates of a Major Holder shall be aggregated together for purposes of determining the availability of any rights under this Section 12.05.

(f)    Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 12.05 shall not apply to any Offer made by the Company in connection with an Approved Member Transfer or the transactions contemplated under the GA Share Purchase Agreement.

12.06.    Effect of Transfer.

(a)    If the transferee is admitted as a Member or is already a Member, the Member transferring his Shares shall not be relieved of liability with respect to the transferred Shares arising or accruing under this Agreement on or after the effective date of the Transfer, unless the transferor affirmatively assumes such liability; provided, however, that the transferor shall not be relieved of any liability for prior distributions and unpaid Contributions, if any, unless the transferee affirmatively assumes such liabilities.

(b)    Any person who acquires in any manner any Shares, whether or not such person has accepted and assumed in writing the terms and provisions of this Agreement or been admitted as a Member, shall be deemed by the acquisition of such Shares to have agreed to be subject to and bound by all of the provisions of this Agreement with respect to such Shares, including without limitation, the provisions hereof with respect to any subsequent transfer of such Shares.

12.07.    Prohibited Transfers. Any transfer in violation of any provisions of this Agreement shall be null and void and ineffective to transfer any Shares and shall not be binding upon or be recognized by the LLC, and any such transferee shall not be treated as or deemed to be a Member for any purpose. In the event that any Member shall at any time Transfer Shares in violation of any of the provisions of this Agreement, the LLC and the other Members, in addition to all rights and remedies at law and equity, shall have and be entitled to an order restraining or enjoining such transaction, it being expressly acknowledged and agreed that damages at law would be an inadequate remedy for a transfer in violation of this Agreement.

12.08.    Sale of Blocker Entities. In connection with either (i) an acquisition of the LLC by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that would result in the transfer of fifty percent (50%) or more of the outstanding voting power of the LLC or in which the stockholders of the LLC immediately prior to such transaction would own, as a result of such transaction, less than a majority of the voting securities, in the same relative proportions, of the successor or surviving corporation immediately thereafter or (ii) a sale of all or substantially all of the assets of the LLC (such events described in subsections (i) and (ii) (other than as a result of a Conversion (as defined below) are referred to herein as a “Sale of the Company” to an “Acquiror”), the LLC shall use commercially reasonable efforts (as defined in and subject to Section 13.04(g) to provide that the owners of any Blocker Entity be entitled to sell their ownership interest in such Blocker Entity to the Acquiror (1) in the case of a merger, share purchase or other similar transaction, for the same consideration and on substantially the same terms as would otherwise be received by such Blocker Entity for the sale of its corresponding equity interest in the LLC to the Acquiror in such merger, share purchase or other similar transaction or (2) in the case of a sale of all or substantially all of the assets, for the same gross proceeds that would otherwise be distributed to such Blocker Entity in respect of its equity interest in the LLC upon a liquidation of the LLC following such sale of all or substantially all of the assets. Such sale of the ownership interests in a Blocker Entity to Acquiror shall be in lieu of any sale of the equity interest in the Company by such Blocker Entity to the Acquiror.

ARTICLE XIII. – Dissolution, Liquidation, and Termination; Incorporation

13.01.    Dissolution. The LLC shall dissolve and its affairs shall be wound up upon the first to occur of the following:

(a)    the written consent of a Majority of Directors and the holders of a majority of the outstanding Common Shares;

(b)    the sale of all or substantially all of the assets of the LLC;

(c)    any sale of all or substantially all of the LLC’s assets, or a merger, consolidation or reorganization of the LLC with or into another company through one or a series of related transactions in which the Members of the LLC immediately prior to the transaction possess less than 50% of the voting power of the surviving entity immediately after the transaction; or

(d)    the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The LLC shall not dissolve or be terminated upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member.

The Board shall promptly notify the Members of the dissolution of the LLC.

13.02.    Liquidation. Upon dissolution of the LLC, the Board shall act as its liquidating trustee or the Board may appoint one or more Directors or Members as the liquidating trustee. The liquidating trustee shall proceed diligently to liquidate the LLC, to wind up its affairs and to make final distributions in the manner specified below and in the Act. The costs of dissolution and liquidation shall be an expense of the LLC. Until final distribution, the liquidating trustee may continue to operate the business and properties of the LLC with all of the power and authority of the Board. The assets of the LLC (including proceeds from the sale or other disposition of any assets during the period of winding-up and liquidation) shall be applied as follows:

(a)    First, to repay any indebtedness of the LLC, whether to third parties or the Members, in the order of priority required by law;

(b)    Next, to any reserves which the Board reasonably deem necessary for contingent or unforeseen liabilities or obligations of the LLC (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subparagraph (c) below); and

(c)    Next, to the Members pursuant to Section 11.01.

As promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause an accounting by a firm of independent public accountants of the LLC’s assets, liabilities, operations and liquidating distributions to be given to the Members.

13.03.    Certificate of Cancellation. Upon completion of the distribution of LLC assets as provided herein, the LLC shall be terminated, and the Board (or such other person or persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware under the Act, cancel any other filings made pursuant to Sections 1.01 and 1.05, and take such other actions as may be necessary to terminate the existence of the LLC.

13.04.    Right to Convert to Corporate Form. Notwithstanding anything to the contrary set forth herein, and without any need for consent or approval of any Member, a Majority of Directors shall cause the LLC to convert to one or more corporations (the “Continuing Corporation”), by such means (including, without limitation, merger or consolidation or other business combination, transfer of all or a part of the LLC’s assets and/or transfer of the Members’ respective Shares and/or interests in Blocker Entities to a newly formed corporation in a Section 351 exchange) (the “Conversion”) as the Majority of Directors may reasonably select (but subject to Section 13.04(d)) upon a decision of a Majority of Directors to cause the Conversion. Any Conversion may not occur prior to ten (10) days after written notice has been given to all Members. Upon a Conversion:

(a)    The Shares of each Member shall be exchanged for, or otherwise, converted into, shares of capital stock (which may be non-voting if the Member’s Shares are non-voting) of such Continuing Corporation representing an equity interest therein equivalent to such Member’s equity interest in the LLC (including, without limitation, having the same liquidation preferences, conversion rights, dividend rights, redemption rights and voting rights). The Board and the LLC agree to use reasonable efforts to structure such conversion so that the Members’ ownership of their Shares will be “tacked” to their ownership of the shares of the continuing corporation’s capital stock for the purposes of determining such Members’ compliance with the requirements of Rule 144 of the Securities Act of 1933.

(b)    The Continuing Corporation shall nominate individuals for election the board of directors substantially in the same manner provided for in Section (a)(i)-(iv).

(c)    The stockholders of such Continuing Corporation, in the event of such a Conversion other than in connection with a public offering, shall enter into:

(i)    a Stockholders’ Agreement on terms substantially equivalent to those contained in this Agreement, such Agreement to be in a form reasonably acceptable to the Majority of Directors, and

(ii)    such other documents and instruments as are customarily entered into by stockholders of corporations entering into venture capital or similar transactions, in each case in the form customarily used for documents and instruments of similar nature in such transactions and otherwise reasonably acceptable to the Majority of Directors.

(d)    Each person which now or hereafter is a Member of the LLC, or serves as a Director of the LLC, by execution of this Agreement, an amendment hereto or an instrument acknowledging that such person is bound hereby, irrevocably constitutes and appoints the Board of Directors and any person designated by the Board of Directors to act on his behalf for the purposes of this Section 13.04, and each of them acting singly, such person’s a true and lawful agent and attorney-in-fact with full power and authority in such person’s name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices any and all agreements, instruments and other documents (including, without limitation, the organizational documents of the corporation or corporations into which the LLC may be converted as contemplated by this Section 13.04, the agreements among the stockholders of such corporation or corporations and/or such corporation or corporations referred to in this Section 13.04, the consent or approval of the merger of SSLLC Holdings, Inc. and GA SS Holdings LLC into such corporation or other similar consolidation as set forth in this Section 13.04, and instruments of assignment and transfer assigning the assets of the LLC or the Members’ respective Shares in the LLC, as the case may be, to such corporation or corporations in order to effectuate such conversion as contemplated by Section 13.04) as are necessary or appropriate, in the reasonable opinion of the Board of Directors or such person designated by it, to implement and effectuate the provisions of this Section 13.04, which the power of attorney is hereby agreed and acknowledged to be irrevocable and coupled with an interest, in recognition of the fact that the Board of Directors will be relying upon the power of the Board of Directors or such person designated by it to act as contemplated by this Section 13.04 in connection with the conversion of the LLC into a corporation or corporations and the other matters contemplated by this Section 13.04, and shall survive any death, retirement, resignation, withdrawal, expulsion, removal, bankruptcy, dissolution or adjudication of incompetence or insanity of any Member or Director until such time as the provisions of this Section 13.04 have been implemented and effectuated to the reasonable satisfaction of the Board of Directors or its relevant designee.

(e)    At the election of any Blocker Entity (as defined below), the LLC shall use commercially reasonable efforts to cause such Blocker Entity to be merged or consolidated into, contributed to, or otherwise combined with, the Continuing Corporation in a tax-free transaction satisfactory to the owners of such Blocker Entity whereby the owners of such Blocker Entity shall be issued an equity interest and such other rights in the Continuing Corporation substantially equivalent to the equity interest and other rights that the Blocker Entity would have had in the Continuing Corporation absent such merger, consolidation, contribution or combination. Provided that such transaction is “commercially reasonable” within the meaning of Section 13.04(g), the Members of the LLC, as stockholders of such corporation, agree to vote in favor of and consent to such transaction. A “Blocker Entity” is any entity that is a special purpose entity holding primarily Shares in the LLC and is treated as a corporation for federal income tax purposes (including without limitation, GA SS Holding LLC or SSLLC Holdings, Inc.).

(f)    The LLC shall use commercially reasonable efforts to take such other measures as may be reasonably requested by a Blocker Entity (or its owners) to avoid or mitigate the tax liability resulting from the owners of the Blocker Entity holding its equity interest in the Company through such Blocker Entity as an intermediary rather than directly.

(g)    Notwithstanding anything to the contrary, “commercially reasonable efforts” (and the term “commercially reasonable”) as used in Sections 12.08, 13.04(e) and 13.04(f) shall (i) not require any action by the LLC or a Member that may result in any adverse impact on a Member of the

LLC (other than the applicable Blocker Entity), including without limitation in the form of an increased tax liability or reduced consideration in connection with a Sale or Conversion of the Company, except for such actions that would have an immaterial effect (individually and in the aggregate) on the Members of the LLC and (ii) include any actions that may be taken by the LLC to the extent that the appropriate Blocker Entity takes appropriate action, financially or otherwise, to offset or otherwise mitigate any resulting adverse effects on the LLC or the other Members of the LLC to the reasonable satisfaction of the Board of Directors.

13.05.    Conversion upon Initial Public Offering. Notwithstanding the foregoing provisions of Section 13.04, in the event that the LLC proposes to close a Qualified IPO, then: in the event the LLC is to be converted to a corporation pursuant to Section 13.04, all Common Shares will, as determined by the Majority of Directors, be exchanged for either (a) equivalent securities pursuant to Section 13.04(a), or (b) common stock in the Continuing Corporation representing an equity interest therein equivalent to such Member’s equity interest in the LLC.

ARTICLE XIV. – [Intentionally Omitted]

ARTICLE XV. – General Provisions

15.01.    Notices.

(a)    Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given (i) three (3) days after the date mailed by registered or certified mail, addressed to the recipient, with return receipt requested, (ii) upon delivery to the recipient in person or by courier, or (iii) upon receipt of a facsimile transmission by the recipient. Such notices, requests and consents shall be given (x) to Members at their addresses or fax numbers on Schedule A, or such other address or fax numbers as a Member may specify by notice to the Board or to all of the other Members, or (y) to the LLC or the Directors at the address of the principal office of LLC specified in Section 1.03, or at such other location as the LLC shall have specified in writing to the Members as its principal office. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Without limiting the manner by which notice otherwise may be given effectively to the Members pursuant to the Act or this Agreement, any notice to the Members given by the Company under any provision of the Act or this Agreement shall be effective if given by a form of electronic transmission consented to by the Member to whom the notice is given. Any such consent shall be revocable by such Member by written notice to the Company.

(b)    Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)    if by electronic mail, when directed to an electronic mail address at which the Member has consented to receive notice;

(ii)    if by a posting on an electronic network together with separate notice to the Member of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)    if by any other form of electronic transmission, when directed to the Member.

(c)    An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud or willful misconduct, be prima facie evidence of the facts stated therein.

(d)    An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

15.02.    Entire Agreement. This Agreement constitutes the entire agreement of the Members and the Directors relating to the LLC and supersedes all prior contracts or agreements with respect to the LLC, whether oral or written including, without limitation, all prior agreements with respect to the LLC between the LLC, SSLC Holdings, Inc. and Benchmark Capital Partners V, L.P. (“Benchmark”) contemplated under the Preferred Share Purchase and Resale Agreement dated December 2, 2004 and the Special Investor Rights Side Letter dated December 2, 2004 from the LLC to SSLC Holdings, Inc. and Benchmark attached to it.

15.03.    Consent to Jurisdiction. The parties to this Agreement hereby consent to the non-exclusive jurisdiction of the courts of the State of Delaware in connection with any matter or dispute arising under this Agreement or between them regarding the affairs of the LLC.

15.04.    Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument signed by Members holding 66 2/3% of the Voting Shares and by a Majority of Directors; provided, however, that (a) an amendment or modification increasing any liability of a Member to the LLC or its Directors or Members, or adversely affecting the limitation of the liability of a Member with respect to the LLC, shall be effective only with that Member’s consent, (b) an amendment or modification reducing the required percentage of Voting Shares or the number of Directors for any consent or vote in this Agreement shall be effective only with the consent or vote of the Members having the percentage of Voting Shares or the number of Directors theretofore required; (c) any amendment to Article X or XI adversely affecting the rights of a Member to allocations or distributions in a manner differently from other Members holding similarly situated securities shall require the consent of such Member, (d) any amendment to the classification of the shares held by David Kennedy and Michael Smerklo as Vested Shares in Section 3.01(d) shall require the consent of David Kennedy and Michael Smerklo, (e) an amendment or modification to 5.02(a)(ii) or 5.02(a)(iii) shall require the approval of the holders of a majority of the Common Shares, (f) an amendment or waiver of Section 5.02(a)(ii) and 5.02(e) (with respect to the election of the GA Director or appointment on committees of the GA Director or James C. Madden V) shall require the consent of GA, (g) an amendment or waiver of Section 5.02(a)(ii) (with respect to the election of the Housatonic Director) shall require the consent of Housatonic Equity Investors SBIC, L.P. and Housatonic Micro Fund SBIC, L.P., (h) an amendment or waiver of Section 5.02(a)(ii) (with respect to the election of the Benchmark Director) shall require the consent of SSLLC Holdings, Inc. or its affiliates, and (i) a Majority of Directors may, without the approval of the Members amend or modify Section 3.01 and Articles X and XI of this Agreement in connection with the admission of additional Members, the issuance of additional Shares or other equity interests of the LLC or a recapitalization of the LLC.

15.05.    Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

15.06.    Governing Law Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, exclusive of its conflict-of-laws principles. In the event of a conflict between the provisions of this Agreement and any provision of the Certificate or the Act, the applicable provision of this Agreement shall control, to the extent permitted by law. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.

15.07.    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, as requested by the Board.

15.08.    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the LLC, for an accounting, for appointment of a liquidator, or for partition of the property of the LLC. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance herewith in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

15.09.    Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that such Member has actual notice of (a) all of the provisions of this Agreement and (b) all of the provisions of the Certificate. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Member hereby waives any requirement that any further notice thereunder be given.

15.10.    Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor or other person to whom any debts or obligations are owed by, or who may have any claim against, the LLC or any of its Members, officers or Directors, except for Members, officers or Directors in their capacities as such. Notwithstanding any contrary provision of this Agreement, no such creditor or person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the LLC or any Member, officer or Director.

15.11.    Interpretation. For the purposes of this Agreement, terms not defined in this Agreement shall be defined as provided in the Act; and all nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular, or plural, whichever shall be applicable. Titles or captions of Articles and Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

15.12.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

15.13.    Confidentiality. Each Director and Member (each, a “Recipient”) agrees that any non-public information concerning the LLC which is furnished by the LLC to such Recipient pursuant to this Agreement or any other agreement between such Recipient and the LLC and is identified by the LLC (in good faith) as confidential information shall be kept confidential by such Recipient in accordance with procedures adopted by such Recipient in good faith to protect confidential information of third parties. The term “Confidential Information” shall not include, however, any information which (x) was publicly known or otherwise known to any such Recipient at the time of disclosure by the LLC to such Recipient;

(y) subsequently becomes publicly known through no act or omission of such Recipient or any agent of such Recipient or (z) becomes known to such Recipient otherwise than through disclosure by the LLC. Notwithstanding the foregoing, each Recipient may disclose Confidential Information: (i) with the consent of the LLC (which shall not be unreasonably withheld or delayed); (ii) when required by law or regulation; (iii) to the officers, directors, employees, agents, representatives, legal counsel and professional consultants of such Recipient who have a need to know such information and to any partner, Subsidiary or parent of any such Recipient for the purpose of evaluating its investment in the LLC as long as the partner, Subsidiary or parent is advised of the confidentiality provisions of this Section 15.13, (iv) in connection with the preservation, exercise and/or enforcement of any of such Recipient’s rights or remedies under this Agreement; (v) in connection with any contemplated transfer of any of the Shares held by such Recipient to any institutional investor or financial institution (so long as the recipient of such information agrees to keep such information confidential on terms substantially similar to those set forth in this Section 15.13); or (vi) in a response to any summons, subpoena or other legal process or in connection with any judicial or administrative proceeding or inquiry.

15.14.    Definitions. Schedule B to this Agreement sets forth cross-references showing the location in this Agreement where various terms are first defined.

15.15.    Share Numbers. Any reference herein to a specific number of Shares shall be subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, subdivisions, combinations and the like from time to time after the date hereof.

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